Filed Pursuant to Rule 424(b)(5)
Registration No. 333-265433

PROSPECTUS SUPPLEMENT

(To prospectus dated June 6, 2022)

$1,500,000,000

$875,000,000 4.212% Senior Notes due 2026

$625,000,000 4.319% Senior Notes due 2028

We are offering $875,000,000 aggregate principal amount of our 4.212% Senior Notes due 2026 (the “2026 notes”) and $625,000,000 aggregate principal amount of our 4.319% Senior Notes due 2028 (the “2028 notes” and, together with the 2026 notes, the “notes”).

The 2026 notes will bear interest at the rate of 4.212% per year and mature on September 24, 2026. Interest on the 2026 notes will accrue from March 24, 2025 and will be payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2025.

The 2028 notes will bear interest at the rate of 4.319% per year and mature on March 24, 2028. Interest on the 2028 notes will accrue from March 24, 2025 and will be payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2025.

The notes will be our unsecured senior obligations and will be equal in right of payment with all of our other existing and future unsecured senior indebtedness. We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement.

The notes will not be guaranteed by any of our subsidiaries. The obligations to make payments of principal and interest on the notes are solely our obligations. Therefore, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries.

The 2026 notes and the 2028 notes are each a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes of either series on any securities exchange or trading facility or for inclusion of the notes of either series in any automated quotation system.

Investing in the notes involves risks. See the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

	Per 2026 note	Total for 2026 notes	Per 2028 note	Total for 2028 notes	Total
Public Offering Price(1)	100.000%	$875,000,000	100.000%	$625,000,000	$1,500,000,000
Underwriting Discount(2)	0.100%	$875,000	0.200%	$1,250,000	$2,125,000
Proceeds to us (before expenses)(1)	99.900%	$874,125,000	99.800%	$623,750,000	$1,497,875,000

(1)	Plus accrued interest from March 24, 2025, if settlement occurs after that date.
(2)	See “Underwriting” for additional information regarding underwriting compensation.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about March 24, 2025.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Barclays	Citigroup	Wells Fargo Securities

Goldman Sachs & Co. LLC	Morgan Stanley	MUFG
BNY Capital Markets	Loop Capital Markets	Standard Chartered Bank
BNP PARIBAS	HSBC	TD Securities

Prospectus Supplement dated March 10, 2025

PROSPECTUS SUPPLEMENT

PROSPECTUS

Unless the context requires otherwise, references in this prospectus supplement to “AMD,” the “Company,” “we,” “us,” and “our” refer to Advanced Micro Devices, Inc. together with its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell the notes and other securities issued under such registration statement in one or more offerings. We provide information to you about this offering of the notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.amd.com, go to Investor Relations to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the notes being offered by this prospectus. This prospectus supplement and the accompanying prospectus, which constitutes part of that registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the notes offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement, the accompanying prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), between the date of this prospectus supplement and the date we close or otherwise terminate this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 28, 2024, filed with the SEC on February 5, 2025.

•	Our Current Report on Form 8-K filed with the SEC on February 24, 2025.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Advanced Micro Devices, Inc.

Attn: Investor Relations

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

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TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or tradenames that we use in connection with the operation of our or their business, including corporate names, logos and website names. “AMD,” the AMD Arrow logo, “AMD Instinct,” “Alveo,” “EPYC,” “Kria,” “Radeon,” “Ryzen,” “Threadripper,” “Versal,” “Xilinx,” “Zynq” and combinations thereof are trademarks of Advanced Micro Devices, Inc. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Solely for convenience, trademarks, service marks and tradenames referred to in this prospectus supplement or in the documents incorporated by reference herein may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our or their rights or the right of the applicable licensor to these trademarks, service marks and tradenames.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference includes statements that are, or may be deemed, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology.

The forward-looking statements relate to, among other things:

•	possible impact of future accounting rules on AMD’s consolidated financial statements;

•	demand for AMD’s products;

•	AMD’s strategy and expected benefits;

•	the growth, change and competitive landscape of the markets in which AMD participates;

•	the expectation that international sales will continue to be a significant portion of total sales in the foreseeable future;

•

the expectation that AMD’s cash, cash equivalents, and short-term investment balances, together with the availability under that certain revolving credit agreement with Wells Fargo Bank, N.A. as administrative agent and the lenders named therein (the “Revolving Credit Agreement”) made available to AMD and certain of its subsidiaries under the Revolving Credit Agreement, AMD’s commercial paper program, and AMD’s cash flows from operations will be sufficient to fund AMD’s operations including capital expenditures and purchase commitments over the next 12 months and beyond;

•	AMD’s ability to obtain sufficient external financing on favorable terms, or at all;

•

AMD’s expectation that based on management’s current knowledge, the potential liability related to AMD’s current litigation will not have a material adverse effect on its financial positions, results of operations or cash flows;

•	anticipated ongoing and increased costs related to enhancing and implementing information security controls;

•

the expectation that revenue allocated to remaining performance obligations that are unsatisfied which will be recognized in the next 12 months and that a small number of customers will continue to account for a substantial part of AMD’s revenue and receivables in the future;

•	the expected implications from the development of the legal and regulatory environment relating to emerging technologies, such as artificial intelligence (“AI”);

•	AMD’s expectation that it will not pay dividends in the near future;

•	AMD’s ability to achieve its corporate responsibility initiatives;

•	expected future AI trends and developments;

•	the expected benefits of AMD’s acquisition of Silo AI Oy (“Silo AI”);

•	AMD’s anticipated acquisition of ZT Group Int’l, Inc. (“ZT Systems”) and the anticipated timing of the transaction;

S-iv

•	AMD’s intention to seek an acquiror to purchase ZT Systems’ manufacturing business;

•	AMD’s expectation to fund stock repurchases through cash generated from operations;

•	AMD’s expectation to issue unsecured commercial paper notes in excess of $1.0 billion under AMD’s commercial paper program to fund a portion of the acquisition of ZT Systems; and

•	the expected use of proceeds from this offering.

Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 28, 2024, as may be updated or supplemented from time to time in our other filings with the SEC in the future that are incorporated herein.

There may be additional risks of which we are not presently aware or that we currently believe are immaterial that could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements to reflect events or circumstances that may change, unless required by applicable laws.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in the notes. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 and other sections included or incorporated by reference in this prospectus supplement.

About AMD

We are a global semiconductor company primarily offering:

•

AI accelerators, server microprocessors (“CPUs”), graphics processing units (“GPUs”), accelerated processing units (“APUs”), data processing units (“DPUs”), Field Programmable Gate Arrays (“FPGAs”), Smart Network Interface Cards (“SmartNICs”), and Adaptive System-on-Chip (“SoC”) products for data centers;

•	CPUs, APUs and chipsets for desktops and notebooks;

•	discrete GPUs, and semi-custom SoC products and development services; and

•	embedded CPUs, GPUs, APUs, FPGAs, System on Modules (“SOMs”) and Adaptive SoC products.

From time to time, we may also sell or license portions of our intellectual property portfolio.

Recent Developments

ZT Systems Acquisition

On August 17, 2024, we entered into an agreement to acquire ZT Systems, a provider of AI and general-purpose compute infrastructure for hyperscale computing companies, in a cash and stock transaction valued at approximately $4.9 billion (the “Acquisition”). Upon closing of the Acquisition, we will pay approximately $3.4 billion in cash and issue 8,335,852 shares of the Company’s common stock, and to the extent certain conditions are met, we will pay up to an additional $300 million of cash and up to 740,964 shares of the Company’s common stock. The Acquisition is expected to close in the first half of fiscal year 2025, subject to certain regulatory approvals and other customary closing conditions. We intend to seek an acquiror to purchase the ZT Systems manufacturing business, which accounts for “substantially all” of the revenue-generating business of ZT Systems, and retain a substantial portion of its intellectual property and non-manufacturing personnel. If we are unsuccessful in selling the ZT Systems manufacturing business or any such sale is not completed promptly, it would likely have an adverse effect on our gross margins. In its most recent fiscal year, ZT Systems’ revenue was more than forty percent but less than fifty percent of our fiscal 2024 revenue, and ZT Systems’ gross margin was substantially lower than ours given the nature of its manufacturing business.

We expect to issue unsecured commercial paper notes in excess of $1.0 billion under our previously announced commercial paper program to fund a portion of the Acquisition.

Corporate Information

We were incorporated under the laws of Delaware on May 1, 1969 and became a publicly held company in 1972. Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “AMD.” Our mailing address and executive offices are located at 2485 Augustine Drive, Santa Clara, California 95054, and our telephone number at that location is (408) 749-4000.

Our website address is www.amd.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Advanced Micro Devices, Inc. and not to its consolidated subsidiaries.

Issuer	Advanced Micro Devices, Inc.

Notes Offered Hereby	$875,000,000 aggregate principal amount of 4.212% Senior Notes due 2026 (the “2026 notes”).

$625,000,000 aggregate principal amount of 4.319% Senior Notes due 2028 (the “2028 notes” and, together with the 2026 notes, the “notes”).

The 2026 notes and the 2028 notes will each constitute a separate series of our debt securities under the indenture pursuant to which the notes will be issued.

Maturity	2026 notes: September 24, 2026.

2028 notes: March 24, 2028.

Interest Rate	2026 notes: 4.212% per year, accruing from March 24, 2025.

2028 notes: 4.319% per year, accruing from March 24, 2025.

Interest Payment Dates	2026 notes: March 24 and September 24 of each year, beginning September 24, 2025.

2028 notes: March 24 and September 24 of each year, beginning September 24, 2025.

Ranking	The notes will be:

•	equal in right of payment with all our existing and future senior unsecured indebtedness, including our existing senior notes and any future borrowings under the Revolving Credit Agreement;

•	senior in right of payment to our future indebtedness, if any, that are by their terms expressly subordinated or junior in right of payment to the notes;

•	structurally subordinated in right of payment to all of our subsidiaries’ existing and future indebtedness and other obligations (including trade payables); and

•	effectively subordinated to our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness.

As of December 28, 2024, on an as adjusted basis after giving effect to this offering:

•

we would have had approximately $3.2 billion of consolidated indebtedness and approximately $9.9 billion of consolidated other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be recorded on a balance sheet in accordance with GAAP), including indebtedness under the notes and our existing senior notes, none of which was guaranteed by any of our subsidiaries and none of which was secured by liens on our assets;

•	we would have been able to borrow up to $3.0 billion (less outstanding letters of credit) under the Revolving Credit Agreement; and

•

our subsidiaries, none of which are guarantors of the notes, would have had approximately $750 million of indebtedness and approximately $9.4 billion of other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be recorded on a balance sheet in accordance with GAAP), all of which would be structurally senior to the notes.

Change of Control Triggering Event	In the event of a change of control triggering event with respect to a series of notes, as defined in this prospectus supplement, each holder of notes of such series may require us to purchase for cash all or a portion of such holder’s notes of such series at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.”

Optional Redemption	We may redeem the 2026 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon of the 2026 notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2026 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to February 24, 2028 (the date that is one month prior to the maturity date of the 2028 notes) ( “2028 Notes Par Call Date”), we may redeem the 2028 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon of the 2028 notes to be redeemed (assuming the notes matured on the 2028 Notes Par Call Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2028 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2028 Notes Par Call Date, we may redeem the 2028 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:

•	create liens on certain assets to secure debt;

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Those covenants are subject to numerous exceptions and qualifications. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes will be approximately $1.5 billion after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the acquisition of ZT Systems. If the acquisition of ZT Systems is not completed, we expect to use the net proceeds for general corporate purposes.

Form of Notes

The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons (“Global Notes”). Global Notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Investors may elect to hold interests in the Global

Notes through DTC and its direct or indirect participants as described in this prospectus supplement under “Description of Notes—Book-Entry Delivery and Form.”

Denomination	The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues	We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of each series having the same priority, interest rate, maturity and/or other terms as the notes (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), without limitation as to aggregate principal amount. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes of the applicable series offered hereby, provided that if the additional notes are not fungible with the notes of each series for United States federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

No Listing	The 2026 notes and the 2028 notes are each a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes of either series on any securities exchange or trading facility or for inclusion of the notes of either series in any automated quotation system.

Trustee	U.S. Bank Trust Company, National Association.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investment in the notes involves risks. You should carefully consider the risk factors described below and in our Annual Report on Form 10-K for the year ended December 28, 2024, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Risks Related to the Notes

We have indebtedness that could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

The aggregate amount of our consolidated indebtedness as of December 28, 2024, on an as adjusted basis after giving effect to this offering, was $3.2 billion (principal amount), which consisted of indebtedness under the notes and our existing senior notes. We also may incur additional indebtedness under our Revolving Credit Agreement, our commercial paper program and in the future. Our indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general corporate purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions, or other general business purposes;

•	require us to use a portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The agreements governing our debt obligations contain covenants that may adversely affect our ability to operate our business.

The indentures governing our and our subsidiaries’ existing senior notes contain, the indenture governing the notes offered hereby will contain, and the agreements governing any future debt obligations may contain various covenants limiting our and our subsidiaries’ ability to, among other things:

•	create certain liens on principal property or the capital stock of certain subsidiaries;

•	enter into certain sale and leaseback transactions with respect to principal property; and

•	consolidate or merge with, or convey, transfer, or lease all or substantially all our assets, taken as a whole, to another person.

In addition, certain of our subsidiaries have indentures with similar covenants that limit, among other things, their ability to create liens or enter into certain transactions.

A failure to comply with these covenants or other provisions in these indentures and agreements could result in events of default under the agreements, which could permit acceleration of the related debt obligations, as well as other debt obligations. Any required repayment as a result of such acceleration could have a material adverse effect on our business, results of operations, financial condition or cash flows.

The notes are structurally subordinated to the liabilities of our subsidiaries, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Advanced Micro Devices, Inc. We currently conduct a significant portion of our operations through our subsidiaries, and our subsidiaries have liabilities in connection with these operations. In addition, we intend to conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will likely increase. Therefore, our cash flow and our ability to service our debt, including the notes, partially depend upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of our subsidiary’s creditors, including trade creditors and preferred stockholders, if any. As of December 28, 2024, our subsidiaries had approximately $750 million of indebtedness and approximately $9.4 billion of other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be recorded on a balance sheet in accordance with GAAP) to which the notes would have been structurally subordinated. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, and are equal in right of payment with all of our other existing and future senior unsecured indebtedness, including our existing senior notes and any future borrowings under the Revolving Credit Agreement. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such claim. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors.

As of the date of this prospectus supplement, we had no secured indebtedness outstanding.

We may still be able to incur substantially more indebtedness, which could negatively impact our ability to pay our obligations under the notes.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably, except to the extent such indebtedness is secured, in which case such indebtedness would rank senior to the notes, with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to purchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.” However, we may not have sufficient funds to purchase the notes at the time of any change of control triggering event. In addition, our ability to purchase the notes may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase your notes upon a change of control triggering event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including the Revolving Credit Agreement and our existing senior notes. In addition, the change of control itself could constitute an event of default under certain agreements governing our other existing or future indebtedness, if any.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to issue securities or otherwise incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings, or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Illiquidity and an absence of public markets for the notes could cause purchasers of the notes to be unable to resell the notes.

Each series of notes constitutes a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Active trading markets for the notes may not develop or if such markets develop, they could be very illiquid.

Holders of the notes may experience difficulty in reselling, or an inability to resell, the notes. If no active trading market develops, the market price and liquidity of the notes may be adversely affected, and you may not be able to resell your notes at their fair market value, at the initial offering price or at all. If a market for the notes develops, any such market may be discontinued at any time. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects of our industry. In particular, if prevailing interest rates increase, the market price of the notes would be adversely affected.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest generally decline in market value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, our operating results or other events could cause these rating agencies to downgrade, place on negative watch, withdraw their ratings or change their outlook on our debt credit rating generally and the ratings on the notes in particular, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market, or other factors related to the value of the notes. Any rating is not a recommendation to purchase, sell or hold the notes, and does not correspond to market prices or suitability for a particular investor.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of certain of our subsidiaries to create certain liens on principal property or the capital stock of certain subsidiaries, to secure certain indebtedness and to enter into certain sale and leaseback transactions with respect to principal property, and our ability to consolidate or merge with, or sell, convey or lease all or substantially all our assets to another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement. In light of these exceptions and other factors described above, the notes may be effectively subordinated to new secured indebtedness or subsidiary indebtedness.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the notes.

You may not be able to determine when a change of control triggering event has occurred.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes will be approximately $1.5 billion after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the acquisition of ZT Systems. If the acquisition of ZT Systems is not completed, we expect to use the net proceeds for general corporate purposes.

Pending application of the net proceeds from this offering for the foregoing purposes, we expect to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade credit ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash, short-term investments and capitalization as of December 28, 2024 on:

•	an actual basis; and

•	an as adjusted basis to reflect the sale of the notes, after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information about our capital structure.

	As of December 28, 2024
	Actual		As Adjusted
	(in millions)
Cash and cash equivalents	$3,787		$5,281

Restricted cash(1)	24		24

Short-term investments	1,345		1,345

Debt(2):
4.393% Senior Notes due 2052	$500		$500
3.924% Senior Notes due 2032	500		500
2.375% Senior Notes Due 2030	750		750
2.125% Convertible Senior Notes Due 2026	—	(3)	—	(3)
4.212% Senior Notes due 2026 offered hereby	—		875
4.319% Senior Notes due 2028 offered hereby	—		625
Unamortized debt discount and issuance costs	(29)		(35)

Total debt	$1,721		$3,215

Total stockholders’ equity	$57,568		$57,568

Total capitalization	$59,289		$60,783

(1)	Restricted cash is recorded within prepaid expenses and other current assets of the Company’s balance sheet and is restricted for withdrawal or use.
(2)	The Company expects to issue unsecured commercial paper notes in excess of $1 billion under its previously announced commercial paper program to fund a portion of the Acquisition.
(3)	Includes approximately $141,000 in aggregate principal amount outstanding.

DESCRIPTION OF NOTES

The following description of the particular terms of the senior notes due 2026 (the “2026 notes”) and the senior notes due 2028 (the “2028 notes” and, together with the 2026 notes, the “notes”) offered hereby supplements and, to the extent inconsistent with, supersedes the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. This “Description of Notes” section, together with the “Description of Debt Securities” section of the accompanying prospectus, together are only a summary of certain terms of the notes offered hereby and do not purport to be complete. The notes will be issued under and governed by the indenture, dated as of June 9, 2022, as supplemented by a supplemental indenture to be dated as of the initial issue date of the notes (as so supplemented, the “indenture”). U.S. Bank Trust Company, National Association will act as trustee under the indenture (the “trustee”). The following description is subject to, and is qualified in its entirety by reference to, the indenture, including definitions therein of certain terms.

As used in the following description, the terms “Advanced Micro Devices,” “AMD,” “we,” “our,” “us” and the “Company” refer to Advanced Micro Devices, Inc., a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You can Find More Information” in the accompanying prospectus.

General

The 2026 notes and the 2028 notes will each constitute a separate series of our senior unsecured obligations issued under the indenture. The trustee will act as registrar, paying agent and authenticating agent.

The 2026 notes will initially be limited to $875,000,000 aggregate principal amount and will mature on September 24, 2026. The 2028 notes will initially be limited to $625,000,000 aggregate principal amount and will mature on March 24, 2028. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with any integral multiples of $1,000 in excess thereof. The notes will be senior unsecured obligations of Advanced Micro Devices and will be equal in right of payment with all of AMD’s other existing and future senior unsecured indebtedness, including our existing senior notes and any future borrowings under our Revolving Credit Agreement. The notes will be senior in right of payment to our future indebtedness, if any, that by its terms is expressly subordinated or junior in right of payment to the notes, and effectively subordinated in right of payment to our existing and future secured indebtedness, if any, to the extent of the assets securing such indebtedness. As of December 28, 2024, on an as adjusted basis after giving effect to this offering, we would have had consolidated indebtedness of $3.2 billion (excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP), all of which would have been equal in right of payment with each series of notes, and we had no secured indebtedness outstanding. As discussed below, the indenture for the notes does not restrict us from incurring any unsecured indebtedness, and will permit us to incur additional secured indebtedness subject to the limitations summarized below.

The notes will not be guaranteed by any of our subsidiaries and thus will be structurally subordinated in right of payment to all existing and future indebtedness or other liabilities, including trade payables, of our subsidiaries. As of December 28, 2024, our subsidiaries had approximately $750 million of indebtedness and approximately $9.4 billion of other liabilities outstanding (excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP). As discussed below, the indenture for the notes does not restrict our subsidiaries from incurring additional indebtedness. The notes are not subject to, and do not have the benefit of, any sinking fund.

The 2026 notes will bear interest at a fixed rate per year of 4.212% per year and the 2028 notes will bear interest at a fixed rate per year of 4.319%, in each case from March 24, 2025, to, but excluding, the maturity date of the applicable series of notes. Interest on the notes will be payable semi-annually in arrears on March 24 and September 24 of each year, starting on September 24, 2025. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the March 9 or September 9 preceding the applicable interest payment date.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of Cede & Co, as nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of, premium, if any, on and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of, premium, if any, on and interest on the notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the applicable maturity date shall be the amount of interest accrued from, and including, the most recent interest payment date in respect of which interest has been paid or duly provided for (or from and including the initial issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or applicable maturity date, as the case may be.

If a payment date falls on a day that is not a Business Day (as defined below), the related payment will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such payment date, as the case may be, to the date of such payment on the next succeeding Business Day.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same priority, interest rate, maturity and/or other terms as either series of notes offered hereby (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), without limitation as to aggregate principal amount. Any such additional notes issued could be considered part of the same series of notes under the indenture as either series of notes offered hereby, provided that if the additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

The indenture does not contain any provisions that would limit our or our subsidiaries’ ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

We may redeem the 2026 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon of the 2026 notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2026 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to February 24, 2028 (the date that is one month prior to the maturity date of the 2028 notes) (the “2028 Notes Par Call Date”), we may redeem the 2028 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon of the 2028 notes to be redeemed (assuming the notes matured on the 2028 Notes Par Call Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2028 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2028 Notes Par Call Date, we may redeem the 2028 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in the City of New York, New York (or in connection with any payment, the place of payment).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the Applicable Measurement Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Measurement Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.

If, on the third Business Day preceding the applicable redemption date, H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Measurement

Date, as applicable. If there is no United States Treasury security maturing on the Applicable Measurement Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Measurement Date, one with a maturity date preceding the Applicable Measurement Date and one with a maturity date following the Applicable Measurement Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Measurement Date. If there are two or more United States Treasury securities maturing on the Applicable Measurement Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair, unless otherwise required by law or applicable stock exchange requirements, subject, in the case of global securities, to the applicable rules and procedures of the depositary. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of such depositary.

Any such redemption may, at our discretion, be conditioned upon the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We shall provide written notice of the delay of such date of redemption or the rescission of such notice of redemption to the trustee no later than 10:00 a.m. New York City time (subject to DTC procedures) on the date of redemption. Upon receipt of such notice of the delay of such date of redemption or the rescission of such notice of redemption, such date of redemption shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the notes to be redeemed shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

Unless we default in payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the redemption date.

In the event of a redemption pursuant to a legal defeasance, covenant defeasance or discharge option with respect to the notes, the term “Treasury Rate” in above shall be replaced with the term “Determination Treasury Rate.” “Determination Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the

third Business Day preceding the date on which such notes are defeased or discharged (the “determination date”), in each case, based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable determination date to the Applicable Measurement Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Measurement Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable determination date.

If on the third Business Day preceding the applicable determination date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such determination date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Measurement Date, as applicable. If there is no United States Treasury security maturing on the Applicable Measurement Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Measurement Date, one with a maturity date preceding the Applicable Measurement Date and one with a maturity date following the Applicable Measurement Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Measurement Date. If there are two or more United States Treasury securities maturing on the Applicable Measurement Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Purchase of Notes Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless we have given notice to redeem such series of notes as described above under “—Optional Redemption” and except as set forth in the third succeeding paragraph below, each holder of notes of such series will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to a series of notes or, at our option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must send a notice to each holder of notes of such series, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date of such notice or, if the notice is delivered prior to the Change of Control, no earlier than 10 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, and holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases of notes or purchases or repayments of our other debt (including our existing senior notes and our credit facilities) that have a similar repurchase requirement or that may require repayment upon a Change of Control or similar event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our other debt instruments, although such failure to repurchase the notes would constitute an event of default under the indenture, and may constitute an event of default under our other debt instruments, including our credit facilities and existing senior notes. In addition, the change of control itself may constitute an event of default under our other debt instruments, including our credit facility.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with any applicable requirements of Rule 14e-1 under the Exchange Act, and any other applicable requirements of securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer.

To the extent that the provisions of any such securities laws or regulations are applicable and conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue of any such conflict.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any one or more of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our direct or indirect subsidiaries;

(2) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)

becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of our Capital Stock entitled to vote in the election of members of our board of directors (or equivalent governing body); provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction; or

(4) the adoption by our board of directors or our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction, in the aggregate, are substantially the same and in substantially the same proportion as the holders of our Voting Stock, in the aggregate, immediately prior to that transaction or (B) immediately following that transaction no “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of clause (i) above) becomes the beneficial owner, directly or indirectly, of a majority of total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or the equivalent ratings from any other relevant Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means Moody’s and S&P (or, if either such entity ceases to rate the notes for reasons outside of our control, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the us as a replacement agency).

“Rating Event” means that the applicable series of notes ceases to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such notes below Investment Grade or (y) publicly announces that it is no longer considering such notes for possible downgrade, provided that no such extension will occur if on such 60th day such notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency). If either Rating Agency is not providing a rating of that series of notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such Rating Agency for such series of notes shall be deemed to have ceased to be Investment Grade during the trigger period.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any Restricted Subsidiary to) issue, incur, create, assume or guarantee any Secured Debt without securing the notes equally and ratably with or prior to that Secured Debt unless the total amount of all Secured Debt and Attributable Debt (other than Permitted Reinvested Attributable Debt) with which the notes are not at least equally and ratably secured would not exceed the greater of (a) $1.25 billion and (b) 25% of our Consolidated Net Tangible Assets.

The foregoing restriction shall not prohibit any extension, renewal, amendment or replacement of any such Secured Debt or Attributable Debt to the extent the principal amount of the Secured Debt and Attributable Debt (other than Permitted Reinvested Attributable Debt) secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal, amendment or replacement).

Limitation on Sale and Leaseback Transactions

Subject to the following paragraph of this section, we will not (nor will we permit any Restricted Subsidiary to) enter into any lease with a term longer than three years covering any of our or any Restricted Subsidiary’s Principal Property that is sold to any other person in connection with that lease unless an amount equal to the net proceeds from the sale is applied within 270 days of such sale to the retirement of our or any Restricted Subsidiary’s debt that is at least pari passu in right of payment with the notes (including, for avoidance of doubt, the notes, our existing senior notes and, if we have any borrowings thereunder, our Revolving Credit Agreement) or the purchase or development of Principal Property.

However, we or our Restricted Subsidiaries may enter into a sale and lease-back transaction with respect to Principal Property without being required to apply the net proceeds as required by the foregoing paragraph if the sum of the following amounts would not exceed the greater of (a) $1.25 billion and (b) 25% of our Consolidated Net Tangible Assets:

(a)	the Attributable Debt (other than Permitted Reinvested Attributable Debt) with respect to all such sale and lease-back transactions entered into after the date of initial issuance of the notes; and

(b)	the total amount of Secured Debt.

Furthermore, the foregoing restriction does not apply to any sale and lease-back transaction (i) for a term of not more than three years including renewals; or (ii) between the Company and a Subsidiary or between Subsidiaries, provided that the lessor is a wholly-owned Subsidiary.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“2026 Notes Maturity Date” means September 24, 2026, the maturity date of the 2026 notes.

“2028 Notes Par Call Date” means, in the case of the 2028 notes, February 24, 2028.

“Applicable Measurement Date” means the 2026 Notes Maturity Date, in the case of the 2026 notes, and the 2028 Notes Par Call Date, in the case of the 2028 notes.

“Attributable Debt” with regard to a sale and lease-back transaction of Principal Property means the lesser of:

(1) the fair market value of such Principal Property as determined in good faith by our board of directors; or

(2) discounted present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes such as our existing senior notes) determined on a weighted average basis and compounded semi-annually) of all net rentals under the lease.

“Consolidated Net Tangible Assets” means, at any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the total assets (less applicable reserves) appearing on our most recent consolidated balance sheet, prepared in accordance with GAAP after deducting:

(a) total current liabilities, excluding notes and loans payable, current maturities of long-term indebtedness, and current maturities of capital leases; and

(b) intangible assets, to the extent included in total assets.

When calculating the amount of Consolidated Net Tangible Assets and the application of such term under the Indenture’s covenants in connection with any financing, acquisition, disposition, or other transaction, including any sale and lease-back transaction, or the closing of a revolving credit facility (each, a “Limited Condition Transaction”), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination of Consolidated Net Tangible Assets and whether any such Limited Condition Transaction is permitted under the Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if the Company or its Subsidiaries would have been permitted to consummate such Limited Condition Transaction on the relevant LCT Test Date in compliance with such covenants, such covenants shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Liens, for example, whether the Indebtedness to be secured by such Liens is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); and compliance with covenants shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, and the consummation of a sale and lease-back transaction).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including without limitation, those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” means, with respect to any Person at any date and without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments.

“Intellectual Property” means, collectively, with respect to the Company and its Subsidiaries, all rights, priorities and privileges relating to owned intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) copyrights, patents, patent applications, trademarks, service marks, trade names, trade secrets, know-how and all rights thereunder or in respect thereof, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements of any of the foregoing and (c) all rights corresponding to any of the foregoing, excluding in each case of clauses (a), (b) and (c), any such rights, priorities or privileges arising from licenses of intellectual property to or from the Company to its Subsidiaries.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest), other than any operating leases.

“Permitted Reinvested Attributable Debt” means any Attributable Debt arising from a sale and lease-back transaction with respect to which the net proceeds from the sale are applied in accordance with the first paragraph under “—Limitation on Sale and Leaseback Transactions.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and that has a gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of not less than 1.00% of our Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any Property that our board of directors or any committee thereof has determined in good faith not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Restricted Subsidiary” means any Subsidiary that owns any Principal Property other than:

(1)	any Subsidiary primarily engaged in financing receivables or in the finance business;

(2)

any of our less than 80%-owned subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq Global Market or on the over-the-counter markets.

“Secured Debt” means any of our Indebtedness or any Indebtedness of a Restricted Subsidiary, in each case secured by a Lien on either any Principal Property or on the stock of a Restricted Subsidiary. Secured Debt does not include Indebtedness secured by:

(1)	Liens on Property existing at the time of acquisition of the Property by us or any Restricted Subsidiary, whether or not assumed;

(2)

Liens on Property of a person existing at the time such person becomes a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such person becoming a Restricted Subsidiary and do not extend to any other Property of us or any other Restricted Subsidiary (other than Property or the stock of direct or indirect subsidiaries of the Restricted Subsidiary so acquired, any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of such Property);

(3)

Liens to secure payment of all or any part of the cost of acquisition, construction, development or improvement of any Property, or to secure any Indebtedness to finance such cost of acquisition, construction, development or improvement that is incurred within 24 months after the later of (i) the completion of the acquisition, construction, development or improvement thereof, and (ii) the placing in operation of such Property or of such Property as so constructed, developed or improved;

(4)	Liens to secure Indebtedness owing to us or to a Restricted Subsidiary;

(5)	Liens existing at the date of the indenture;

(6)

Liens on Property of an entity existing at the time such entity is merged or consolidated with us or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such merger or consolidation and do not extend to any Property of us or any other Restricted Subsidiary (other than that of the person merged into or consolidated with us or a Restricted Subsidiary, its direct or indirect subsidiaries, any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of such Property);

(7)

Liens on Property of an entity at the time of a sale or lease of the Property of such entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such sale or lease and do not extend to any other Property (other than any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of the Property so acquired);

(8)	Liens incurred to finance the acquisition or construction of Property secured by liens in favor of the United States or a political subdivision of the United States;

(9)

Liens for taxes, assessments or other governmental charges or levies not yet due or payable or not overdue for a period of more than the greater of 60 days or the period of grace, if any, related thereto, or that are being contested by us or a Restricted Subsidiary, and for which we maintain adequate reserves to the extent required by GAAP;

(10)	Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

(11)

Liens in favor of materialmen, mechanics, carriers, warehousemen, processors, workmen or repairmen, landlord’s Liens for rent or lease obligations or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any Restricted Subsidiary in good faith and by appropriate proceedings;

(12)

Liens consisting of zoning restrictions, licenses, easements and restrictions of record or other similar encumbrances on the use of real property and minor irregularities, which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(13)	Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

(14)

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or any of our Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by us or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which we our any of our Subsidiaries is a party;

(15)	Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(16)

Liens (i) on receivables from customers sold or transferred to third parties (a) pursuant to credit arrangements in the ordinary course of business or (b) for which the Company and its Subsidiaries receive adequate consideration therefor and (ii) on notes or accounts receivable sold or transferred in a transaction which constitutes a true sale under GAAP;

(17)	to the extent constituting Liens, any option or other agreement to purchase any asset of the Company or any of its Subsidiaries;

(18)

(i) leases, licenses, subleases or sublicenses (including non-exclusive licenses and sublicenses of intellectual property rights) granted to others which do not (A) interfere in any material respect with the business of the Company or its Subsidiaries or materially detract from the value of the relevant assets of the Company or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Company and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the property subject to any such lease, license, sublease or sublicense;

(19)

reasonable customary initial deposits and margin deposits to the extent required by applicable law; provided that any obligation secured by any deposit permitted under this clause (19) shall have been incurred in the ordinary course of business and not for speculative purposes;

(20)

Liens solely on any cash earnest money deposits or escrow arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any acquisition;

(21)

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(22)	Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness;

(23)	Liens on any Intellectual Property owned by the Company and its Subsidiaries;

(24)	Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

(25)

Liens incurred or deposits or pledges made by us or our Restricted Subsidiaries in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, bids, trade contracts, leases, government contracts, surety bonds (other than bonds related to judgments or litigation), performance and return-of-money bonds or other similar obligations;

(26)

Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(27)	Liens on property incurred in permitted sale and lease-back transactions;

(28)	Liens of issuers or nominated persons arising under Section 5-118 of the UCC on documents presented under letters of credit;

(29)

(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Company or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(30)

(i) Liens on equity interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned Subsidiaries;

(31)	Liens on the equity interests or Property of non-U.S. subsidiaries to secure indebtedness or other obligations of non-U.S. subsidiaries;

(32)

Liens to secure amounts paid in respect of premiums, fees or other costs associated with any extension, renewal, amendment or replacement of Secured Debt, so long as the Property encumbered by any such Lien is the same as or substantially similar in nature to the Property encumbered by such Secured Debt being amended, extended, renewed or replaced; or

(33)

Liens constituting any extension, renewal, amendment or replacement of any Liens listed above to the extent the principal amount of the indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal, amendment or replacement) and the Property encumbered by any such Lien is the same as or substantially similar in nature to the Property encumbered by the Lien being extended, renewed or replaced.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of us.

Merger, Consolidation or Sale of Assets

Subject to some exceptions, the indenture provides that the we may not consolidate with, merge into or sell, convey or lease all or substantially all of our assets to any person unless the successor person is (if not us) a person organized under the laws of the United States of America, any State thereof or the District of Columbia and assumes our obligations on the notes and under such indenture, and immediately after giving effect thereto, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Events of Default

Each of the following is an “event of default” with respect to each series of notes:

(1)	default in the payment of principal of, or premium, if any, on, any such series of notes when due and payable;

(2)

default in the payment of any interest on any such series of notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such defaulted payment (including applicable interest, if any, on such payment) is deposited by us with the trustee or with a paying agent prior to the expiration of such 30-day period);

(3)	failure to make a Change of Control Payment when due and payable in accordance with the terms of the indenture;

(4)

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than the notes of such series), which default continues uncured for a period of 90 days after we receive, by registered or certified mail, written notice from the trustee or we and the trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the outstanding notes of such series as provided in the indenture; and

(5)	certain events of bankruptcy, insolvency or reorganization of Advanced Micro Devices.

An event of default with respect to each series of notes (except as to certain events of bankruptcy, insolvency or reorganization involving Advanced Micro Devices) may, but will not necessarily constitute an event of default with respect to any other debt securities, including the other series of notes offered hereby, our existing senior notes or any other series of debt securities we may issue in the future. The occurrence of an event of default may constitute an event of default under our credit facility or any other bank credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that may be outstanding from time to time.

If an event of default with respect to a series of notes (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of Advanced Micro Devices) shall have occurred and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of, premium, if any, and accrued and unpaid interest, if any, to, but excluding, the date of acceleration on all notes of such series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders), specifying the event of default, and upon such declaration in compliance with the indenture, such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Advanced Micro Devices, the principal of and accrued and unpaid interest, if any, to, but excluding, the date of acceleration on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes. At any time after such a declaration of acceleration with respect to either series of notes has been made, but before a judgment or decree for payment of the money due on acceleration has been obtained by the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes of such series, by written notice to us and the trustee, may rescind and annul such a declaration and its consequences, including any related payment default that resulted from such acceleration, if all events of default with respect to the notes of such series, other than the non-payment of accelerated principal and interest, if any, with respect to the notes of such series, have been cured or waived as provided in the indenture.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any notes) with respect to the notes if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Defeasance and Discharge

The accompanying prospectus contains a description of our legal defeasance, covenant defeasance and discharge options with respect to the notes under “Description of Debt Securities—Defeasance of Debt Securities and

Certain Covenants in Certain Circumstances.” If we exercise the covenant defeasance option with respect to the notes, we may terminate at any time our obligations with respect to the notes under the covenants described under “—Certain Covenants,” “—Purchase of Notes Upon a Change of Control Triggering Event,” and “—Merger, Consolidation or Sale of Assets” above as well as under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus and under all related events of default.

Book-Entry Delivery and Form

Each series of notes will be issued in the form of one or more permanent global notes in fully registered book-entry form (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by DTC. Except under the limited circumstances described below, notes represented by global notes will not be exchangeable for certificated notes.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of notes of a series represented by the global note for all purposes under the indenture and under such series of notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes of a series represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under notes of a series for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes of a series under the Indenture or the global note.

Investors may hold interests in the global notes through DTC in the United States or through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. We have no control over those depositaries and systems or their participants and we take no responsibility for their activities.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

a.

DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note or (2) ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of that notice or becoming aware that DTC is no longer so registered;

b.	we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

c.	an event of default has occurred and is continuing and DTC requests the issuance of certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, pursuant to procedures established by it:

a)	upon deposit of the global notes, DTC will credit on its internal system the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

b)

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by

Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our or their respective agents has or will have any responsibility or liability for:

a.

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

b.	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee (nor any of our or its respective agents) will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes of a series, DTC reserves the right to exchange the global notes of such series for certificated notes, and to distribute such notes to the participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Payment and Paying Agent

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue notes in definitive form, the holders thereof will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a note in definitive form may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent by first-class mail to the addresses that appear on the register of holders of notes maintained by the registrar.

The Trustee

The trustee for each series of notes is U.S. Bank Trust Company, National Association. The trustee’s current address is 1 California Street, Suite 1000, San Francisco, CA 94111.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties that are specifically set forth in the indenture and no others. If an event of default has occurred and is continuing, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), incorporated by reference in the indenture, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign. We maintain ordinary course banking relationships with the trustee and its affiliates.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, shall be governed by the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty or under the rules for effectively connected income, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (excluding any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering, and as representatives of the underwriters named below.

Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 2026 notes	Principal Amount of 2028 notes
J.P. Morgan Securities LLC	$149,523,000	$106,802,000
BofA Securities, Inc.	141,029,000	100,736,000
Barclays Capital Inc.	141,029,000	100,736,000
Citigroup Global Markets Inc.	141,029,000	100,736,000
Wells Fargo Securities, LLC	141,029,000	100,736,000
Goldman Sachs & Co. LLC	19,816,000	14,154,000
Morgan Stanley & Co. LLC	19,816,000	14,154,000
MUFG Securities Americas Inc.	19,816,000	14,154,000
BNY Mellon Capital Markets, LLC	18,401,000	13,143,000
Loop Capital Markets LLC	18,401,000	13,143,000
Standard Chartered Bank	18,401,000	13,143,000
BNP Paribas Securities Corp.	15,570,000	11,121,000
HSBC Securities (USA) Inc.	15,570,000	11,121,000
TD Securities (USA) LLC	15,570,000	11,121,000

Total	$875,000,000	$625,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes if any are taken.

Commissions and Expenses

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the notes to dealers at the public offering prices less a concession not to exceed 0.060% of the principal amount of the 2026 notes and 0.120% of the principal amount of the 2028 notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.040% of the principal amount of the 2026 notes and 0.080% of the principal amount of the 2028 notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total.

	Total	Percentage
Per 2026 note	$875,000	0.100%
Per 2028 note	$1,250,000	0.200%

Expenses payable by us are estimated at $3.6 million, excluding the underwriting discounts.

The notes of each series are a new issue of securities with no established trading market. The underwriters have informed us that they intend to make a market in the notes but are under no obligation to do so and such market making may be terminated at any time without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, brokerage and corporate trust activities. The underwriters and certain of their affiliates and associates have, from time to time, performed and may in the future perform, various commercial and investment banking and financial advisory services for us and our subsidiaries, for which they received or may in the future receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates act as lenders and/or as agents under our credit facilities.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

The underwriters intend to offer the notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (EEA). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, MiFID II); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (UK). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, varied, superseded or substituted from time to time, the EUWA); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying base prospectus is a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Dubai International Financial Centre

This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying base prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying base prospectus. The notes to which this prospectus supplement and the accompanying base prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying base prospectus you should consult an authorized financial advisor.

Switzerland

Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the ‘‘FinSA’’) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (Hong Kong) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification – In connection with Section 309B of the SFA and the CMP Regulations 2018, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about March 24, 2025, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Redwood City, California.

EXPERTS

The consolidated financial statements of Advanced Micro Devices, Inc. appearing in Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2024, and the effectiveness of Advanced Micro Devices, Inc.’s internal control over financial reporting as of December 28, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

ADVANCED MICRO DEVICES, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AMD.” On June 3, 2022, the last reported sale price of our common stock on The NASDAQ Global Select Market was $106.30 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “AMD,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Advanced Micro Devices, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.amd.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 25, 2021, filed with the SEC on February 3, 2022.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2022.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 26, 2022, filed with the SEC on May 4, 2022.

•

Our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on January  27, 2022, February  10, 2022, February  14, 2022, February  28, 2022, April  27, 2022, May  3, 2022, May  20, 2022 and June 6, 2022 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01).

•

The description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, dated December 9, 2014, filed with the SEC on December 9, 2014, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the SEC on February 4, 2020, and as subsequently amended or updated.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Advanced Micro Devices, Inc.

Attn: Investor Relations

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a global semiconductor company primarily offering:

•

x86 microprocessors, as standalone devices or as incorporated into an accelerated processing units, chipsets, discrete and integrated graphics processing units (“GPUs”), data center and professional GPUs, and development services; and

•	server and embedded processors, semi-custom System-on-Chip (“SoC”) products, development services, and technology for game consoles.

From time to time, we may also sell or license portions of our intellectual property portfolio.

On February 14, 2022, we completed the acquisition of Xilinx, Inc. (“Xilinx”) for a total purchase consideration of $48.8 billion. Xilinx expands our product portfolio to include adaptable hardware platforms that enable hardware acceleration and rapid innovation across a variety of technologies. With the acquisition of Xilinx, we now offer Field Programmable Gate Arrays (“FPGA”), adaptive SoC products, and Adaptive Compute Acceleration Platform products.

On April 3, 2022, we entered into a definitive agreement to acquire Pensando Systems, Inc. (“Pensando”) for $1.9 billion (the “Pensando Merger”), subject to certain working capital adjustments. The acquisition of Pensando adds a leading distributed services platform to our high-performance CPU, GPU, FPGA and adaptive SoC portfolio, and expands our ability to offer leadership solutions for cloud, enterprise and edge customers. The Pensando Merger closed on May 26, 2022.

We were incorporated under the laws of Delaware on May 1, 1969 and became a publicly held company in 1972. Our common stock is currently listed on The NASDAQ Global Select Market under the symbol “AMD.” Our mailing address and executive offices are located at 2485 Augustine Drive, Santa Clara, California 95054, and our telephone number at that location is (408) 749-4000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of AMD’s capital stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of AMD’s amended and restated certificate of incorporation and amended and restated bylaws, both of which are exhibits to this prospectus.

Common Stock

General

The certificate of incorporation authorizes 2,250,000,000 shares of common stock, $0.01 par value per share.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Common stockholders do not have cumulative voting rights in the election of directors. Accordingly, in an uncontested election, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding serial preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. However, the terms of our borrowing arrangements restrict our ability to declare or pay dividends on our common stock in certain circumstances. Dividends may be paid in cash, in property or in shares of common stock. Declaration and payment of any dividend are subject to the discretion of the board of directors. Before payment of any dividend, the board of directors may set aside out of any funds of AMD available for dividends such amount thought proper to meet contingencies, equalize dividends, repair or maintain any property of AMD, or for such other purpose as the board of directors determines to be conducive to the interest of AMD. The board of directors may modify or abolish any such reserve in the manner in which it was created.

Liquidation

In the event of AMD’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of serial preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of serial preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of common stock are fully paid and non-assessable.

Annual Stockholder Meetings

The certificate of incorporation and bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the board of directors. To the extent permitted under applicable law, we may but are not obligated to conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions

Some provisions of Delaware law and the certificate of incorporation and bylaws could make the following transactions difficult: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; or removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of AMD, including transactions that might result in a premium over the market price for shares of common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control to first negotiate with AMD’s board of directors. We believe that the benefits of protection to AMD’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure AMD outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Section 203 of the DGCL prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Serial Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 1,000,000 shares of serial preferred stock, par value $0.10 per share, in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of serial preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of serial preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of May 31, 2022, no shares of our serial preferred stock were outstanding.

Special Stockholder Meetings

The bylaws provide that a special meeting of stockholders may be called only by the chairman of the board of directors or secretary of AMD at the request in writing of a majority of the board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws sets forth advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding stock continuously for at least three years, to nominate and include in our proxy materials for an annual meeting of stockholders, director candidates constituting up to twenty percent of our board of directors elected by holders of our common stock, provided that the stockholder (or group) and each nominee satisfy the requirements as set forth in the bylaws.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The board of directors may consist of not fewer than three nor more than 12 directors. In any uncontested elections of directors, a director nominee for the board of directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. An incumbent director who is nominated for an uncontested election and fails to receive a majority of the votes present and voting for such director’s reelection would be required to tender his or her resignation to the board of directors.

The Nominating and Corporate Governance Committee of the board of directors (or any future committee the equivalent thereof) will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the recommendation of such committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. In a contested election, a plurality voting standard will apply to director elections. The directors are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified.

The directors may be removed only by the affirmative vote of at least a majority of the holders of our then-outstanding common stock. Furthermore, any vacancy on the board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the board of directors then in office, even if less than a quorum, or by the sole remaining director. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of AMD, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. Subject to the foregoing, the bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Amendment of the Certificate of Incorporation and Bylaws

The amendment of any of the provisions in the certificate of incorporation requires approval by a stockholder vote by the holders of at least a majority of the voting power of the then outstanding voting stock. The bylaws may be amended by the board of directors or by the holders of at least a majority of the voting power of the then outstanding voting stock.

The provisions of the DGCL, the certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of AMD. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

The certificate of incorporation contains provisions that limit the liability of the directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, directors and officers are not personally liable to AMD or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to AMD or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director or officer derived an improper personal benefit.

Each of the certificate of incorporation and bylaws provides that we are required to indemnify the directors and officers, in each case to the fullest extent permitted by Delaware law. The bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered into agreements to indemnify the directors, executive officers and other employees as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding to the fullest extent permitted by applicable law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. AMD also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the directors and officers, even though an action, if successful, might benefit AMD and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Stock Exchange Listing

Shares of common stock are listed on The NASDAQ Global Select Market under the symbol “AMD.”

No Sinking Fund

The shares of common stock have no sinking fund provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “AMD,” “we,” “our” or “us” refer to Advanced Micro Devices, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than AMD) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or AMD and the trustee receives written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of AMD;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture will provide that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture will require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel and officer’s certificate to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or Securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Advanced Micro Devices, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Advanced Micro Devices, Inc. appearing in Advanced Micro Devices, Inc.’s Annual Report (Form 10-K) for the year ended December 25, 2021, and the effectiveness of Advanced Micro Devices, Inc.’s internal control over financial reporting as of December 25, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Xilinx, Inc. appearing in Xilinx, Inc.’s Annual Report (Form 10-K) for the year ended April 3, 2021, and the effectiveness of Xilinx, Inc.’s internal control over financial reporting as of April 3, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference to Advanced Micro Devices, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2022. Such financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of Xilinx, Inc.’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$1,500,000,000

$875,000,000 4.212% Senior Notes due 2026

$625,000,000 4.319% Senior Notes due 2028

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan

BofA Securities

Barclays

Citigroup

Wells Fargo Securities

Goldman Sachs & Co. LLC

Morgan Stanley

MUFG

BNY Capital Markets

Loop Capital Markets

Standard Chartered Bank

BNP PARIBAS

HSBC

TD Securities

March 10, 2025